UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2009

Unisys Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-8729	38-0387840
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Unisys Way, Blue Bell, Pennsylvania		19424
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-986-4011

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 30, 2009, Unisys Corporation ("Unisys" or the "Company") issued a press release announcing that it has commenced private exchange offers and consent solicitations in respect of its 6⅞% Senior Notes due 2010 (the "2010 Notes"), 8% Senior Notes due 2012 (the "2012 Notes"), 8½% Senior Notes due 2015 (the "2015 Notes") and 12½% Senior Notes due 2016 (the "2016 Notes" and, collectively with the 2010 Notes, 2012 Notes and 2015 Notes, the "Senior Notes"). The Company also announced that its previously announced private offer to exchange a portion of the Senior Notes and its concurrent notes offering have been terminated. All tendered Senior Notes, and any subscription fees submitted, in the terminated transaction will be promptly returned to holders.

The Company has commenced private offers to exchange its outstanding Senior Notes in private placements for new 12¾% Senior Secured Notes due 2014 to be issued by the Company (the "First Lien Notes"), new 14¼% Senior Secured Notes due 2015 to be issued by the Company (the "Second Lien Notes" and, together with First Lien Notes, the "New Secured Notes"), up to the lesser of (i) 73,697,327 shares of the Company’s common stock, par value $0.01 per share (the "Common Stock"), and (ii) 19.9% of the number of shares of Common Stock outstanding (excluding treasury shares) on the date the transaction closes, and up to $30.0 million in cash. The Company has negotiated the terms of the exchange offers with representatives of an ad hoc bondholder group that, the Company has been advised, is comprised of investors holding approximately 40% of the Senior Notes in the aggregate. Members of the group who hold approximately 25.6%, 23.8%, 54.0% and 15.8% of the outstanding aggregate principal amount of 2010 Notes, 2012 Notes, 2015 Notes and 2016 Notes, respectively, have contractually committed to tender and not withdraw their Senior Notes in the exchange offers and to deliver their consents in favor of the proposed amendments of the indentures governing the Senior Notes.

In conjunction with the exchange offers, the Company is also soliciting consents from holders of the Senior Notes to certain proposed amendments (the "Proposed Amendments") to the indentures under which the Senior Notes were issued, which, if effected, would eliminate substantially all of the restrictive covenants and certain events of default in those indentures. A tender of Senior Notes by any holder in the exchange offers will also constitute a consent by such holder in favor of the Proposed Amendments. The exchange offers are not conditioned upon obtaining the consents from holders of any series of Senior Notes.

The New Secured Notes will be guaranteed by Unisys Holding Corporation, a wholly-owned Delaware corporation that directly or indirectly holds the shares of substantially all of the Company’s foreign subsidiaries, and by the Company’s other current and future material U.S. subsidiaries. The First Lien Notes and Second Lien Notes will be secured by first-priority liens and second-priority liens, respectively, (in each case, subject to permitted prior liens) by substantially all of the Company’s assets, except (i) accounts receivable that are subject to one or more receivables facilities, (ii) real estate and the stock or indebtedness of its U.S. operating subsidiaries (unless the Proposed Amendments are adopted by the senior notes due 2010, 2012 and 2015, each voting as a separate class, in which case U.S. real estate and the stock or indebtedness of U.S. operating subsidiaries will be included in such liens), (iii) cash or cash equivalents securing reimbursement obligations under letters of credit or surety bonds and (iv) certain other excluded assets.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The exchange offers are being made, and the New Secured Notes and Common Stock are being offered and issued within the United States only to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States to non-U.S. investors. The New Secured Notes and the Common Stock to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company plans to enter into a registration rights agreement pursuant to which certain holders of the Common Stock will be granted certain registration rights. The information contained in this report does not constitute an offer to sell or the solicitation of an offer to buy senior notes, New Secured Notes or Common Stock in any jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit 99.1 Press Release issued June 30, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unisys Corporation

June 30, 2009	By:	Nancy Straus Sundheim

Name: Nancy Straus Sundheim
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued June 30, 2009